EXHIBIT INDEX


8.3 Copy of Participation Agreement by and among MFS Variable Insurance Trust and American Centurion Life Assurance Company and Massachusetts Financial Services Company, dated February 1, 2003.

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10. Consent of Independent Auditors for American Express Innovations(SM) Variable Annuity.

14.3 Power of Attorney to sign Amendments to this Registration Statement dated April 17, 2003.